                                                                  EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT ("Agreement") entered into as of the 1st day of January, 1998 by and between RENEX CORP., a Florida corporation (the "Company"), and MILTON J. WALLACE ("WALLACE").

                                R E C I T A L S:

               A. The Company is a provider of kidney dialysis treatments in various parts of the United States to individuals suffering from end stage renal disease (the "Business");

               B. WALLACE has served as Chairman of the Board of Directors of the Company since the Company's inception in July 1993; and

               C. The Company believes that it is in the best interest of the Company to assure WALLACE of a secure minimum compensation and to diminish the inevitable distraction of WALLACE that may result in the event of the possibility, threat or occurrence of a Change of Control (as defined below) by providing for certain compensation arrangements upon a Change of Control.

               NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

               1. RECITATIONS. The above recitations are true and correct and are incorporated herein by this reference.

               2. POSITION OF EMPLOYMENT.

                       2.1. EMPLOYMENT POSITION. The Company hereby employs WALLACE as Chairman of the Board of Directors. This Agreement shall commence as of the Commencement Date (as defined in Section 3 herein). WALLACE shall perform such duties as are usually performed by the Chairman of the Board of Directors of a public company similar in size and scope as the Company. All actions of WALLACE are subject and subordinate to the review and approval of the Company's Board of Directors. The Board of Directors shall be the final and exclusive arbiter of all policy decisions relative to the Company's Business. The precise services of WALLACE may be modified in accordance with reasonable policy established by the Board of Directors and not inconsistent with WALLACE's position. Notwithstanding anything herein to the contrary, the parties agree that WALLACE shall not have the duties and obligations of an executive officer of the Company, his sole responsibilities are as a non-executive Chairman of the Board.

                       2.2. BOARD MEMBERSHIP. During the term of this Agreement, the Company shall use its best efforts to nominate and cause the election of WALLACE to the Company's Board of Directors. If, for any reason WALLACE is removed from the Board or is not otherwise elected at any of the Company's annual meetings of shareholders during the term hereof, WALLACE shall be entitled to the severance payment contained in Section 4.5 herein.

                       2.3. DEVOTION OF TIME. During the term of this Agreement, WALLACE agrees to devote sufficient time and attention to the business and affair of the Company to the extent necessary to discharge the responsibilities assigned to WALLACE and to use reasonable best efforts to perform faithfully and efficiently such responsibilities. The Company agrees that WALLACE's position and employment herein is not full-time. WALLACE is involved in other business ventures, including the practice of law and serves as an employee of non-competitive companies. The Company agrees that WALLACE's involvement in such business ventures or the practice of law is not a conflict with, or in violation of, this Agreement. All sums received from such other endeavors shall be for the exclusive benefit of WALLACE and the Company shall have no interest therein.


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                       2.4. CORPORATE OPPORTUNITY. It is the expressly
understanding by and between the Company and WALLACE that the doctrine of corporate opportunity as set forth in Florida corporate law shall only apply to WALLACE and the Company for any business opportunities in the dialysis industry or such other industry in which the Company operates during the term of this Agreement. WALLACE shall not be required to offer to the Company any business opportunity or venture in any other industry.

               3. TERM OF EMPLOYMENT.

                       3.1. TERM OF EMPLOYMENT. This Agreement shall begin as of January 1, 1998 (the "Commencement Date") and end on December 31, 2002, subject to earlier termination as otherwise set forth in this Agreement.

                       3.2. AUTOMATIC EXTENSION. This Agreement shall be automatically extended for successive five (5) year periods at the end of the initial or extended term, unless either party provides written notice of termination to the other party at least six (6) months prior to the expiration of the initial or such extended term, respectively.

                       3.3. TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE. The Company may terminate WALLACE's employment upon fifteen (15) days written notice for the reasons set forth in Section 3.3.1 below, if such default is not cured within such notice period, or such additional time as is reasonably necessary to cure such default if WALLACE is using diligent efforts to cure such default. The Company shall be entitled to terminate WALLACE's employment without notice or an opportunity to cure for the reasons set forth in Section 3.3.2 herein.

                       3.3.1. NOTICE. Notice or an opportunity to cure shall be required for the following reasons:

                                         (a) A default or breach by WALLACE of
any of the material provisions of this Agreement detrimental to the Company;

                                         (b) refusal to follow reasonable and
lawful directives of the Company's Board of Directors or any committee thereof which are consistent with WALLACE's duties and responsibility outlined in this Agreement; or

                                3.3.2. NO NOTICE. No notice or an opportunity to
cure shall be required for the following:

                                         (a) actions by WALLACE constituting
fraud, embezzlement or dishonesty;

                                         (b) the deliberate and knowing breach
by WALLACE of the Company's internal financial controls;

                                         (c) WALLACE furnishing false,
misleading, or omissive information or omitting to furnish material information to the Company's Board of Directors, or any committee thereof, in the reasonable judgment of the Board of Directors;

                                         (d) any action by WALLACE which
constitutes a breach of the confidentiality of the Business and/or trade secrets of the Company;

                                         (e) WALLACE's gross negligence in the
performance of his duties as outlined in this Agreement;




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                                         (f) any violation of federal or state
law by WALLACE which have a material detrimental impact on the Company;

                                         (g) at such time as WALLACE shall have
failed, by reason of mental or physical disability or illness ("Disability" as hereinafter defined), to perform his services pursuant to this Agreement for a period of one hundred eighty (180) days. Disability shall be defined to mean the inability of WALLACE to perform his duties under this Agreement, based on injury, illness or physical or mental conditions as determined by the Company's Board of Directors, which determination must be supported by two licensed physicians, one of each selected by the Company and WALLACE; provided, however, if the Company maintains a policy insuring against the disability of WALLACE, Disability shall have the meaning ascribed in such policy. Upon the Board's initial determination of disability, WALLACE will submit to mental and physical examinations which shall be paid by the Company, unless otherwise covered by health benefits provided by the Company to WALLACE. The failure of WALLACE to submit to such reasonable examinations within fifteen (15) days of such request shall be conclusive that such Disability exists.

                                3.3.3. NO ADDITIONAL COMPENSATION. Upon
termination for the reasons set forth in Section 3.3 herein, the Company shall not be liable for any further compensation or benefits following the date of termination, other than accrued Base Salary. Notwithstanding, WALLACE shall be entitled to receive all appropriate benefits mandated by the Consolidated Budget Reconciliation Act of 1985 ("COBRA").

                       3.4. TERMINATION WITHOUT CAUSE. The Company shall have the right to terminate this Agreement without Cause on thirty (30) days written notice, subject to payment by the Company of the Severance Payment described in
Section 4.5 herein. Notwithstanding anything herein to the contrary, in the event WALLACE's employment is terminated in accordance with this Section 3.4, WALLACE's rights under any and all stock option programs or individual stock option arrangements shall remain in effect and provide WALLACE the ability to exercise any and all stock options vested as of the date of termination through the remainder of the terms of such options, which termination dates shall not be accelerated based on the termination of employment.

                       3.5. TERMINATION BY WALLACE. WALLACE may terminate this Agreement upon thirty (30) days written notice after a material default of this Agreement by the Company, which default is not cured within the thirty-day notice period. Such notice shall set forth in reasonable detail the facts underlying the default. If WALLACE terminates this Agreement under this Paragraph 3.5, WALLACE shall be entitled to the Severance Payment as provided in Paragraph 4.5.

                       3.6. TERMINATION UPON DEATH. This Agreement shall be terminated immediately upon the death of WALLACE. Within thirty (30) days following such termination, the Company shall pay to WALLACE's estate: (i) all accrued Base Salary and bonuses; and (ii) a sum equal to six (6) months' Base Salary. In addition, upon the determination of bonuses for the fiscal year in which WALLACE died, the Company shall pay to WALLACE's estate, a prorated bonus based on the number of days WALLACE provided services hereunder during the year of his death.

                       3.7. TERMINATION BY WALLACE UPON CHANGE OF CONTROL. WALLACE may terminate this Agreement upon thirty (30) days written notice at any time within eighteen (18) months after the occurrence of a "Change of Control." Upon such termination, WALLACE shall be entitled to the Severance Payment set forth in Section 4.5 below. Notwithstanding anything herein to the contrary, in the event WALLACE's employment is terminated in accordance with this Section 3.7, WALLACE's rights under any and all stock option programs or individual stock option arrangements shall remain in effect and provide WALLACE the ability to exercise any and all stock options vested as of the date of termination through the remainder of the terms of such options, which termination dates shall not be accelerated based on the termination of employment.




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                       3.8. DEFINITION OF CHANGE OF CONTROL. Change of Control
is defined for the purposes of this Agreement as any of the following acts:

                                3.8.1. The acquisition by any person, entity or
"group" within the meaning of ss. 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five (25%) percent or more of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors. The temporary acquisition by underwriters in any firm commitment underwriting of a public offering of the Company's stock shall not be considered a Change of Control; or

                                3.8.2. If the individuals who serve on the
Company Board of Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person who becomes a director subsequent to the Commencement Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then compiling the Incumbent Board shall be for purposes of this Agreement considered as if such person was a member of the Incumbent Board; or

                                3.8.3. Approval by the Company's stockholders
of: (i) a merger, reorganization or consolidation whereby the Company's shareholders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

               4. COMPENSATION AND BENEFITS.

                       4.1. SALARY. Commencing April 1, 1998 and thereafter during the term of this Agreement, Company shall pay to WALLACE a base salary at a total annual rate of $100,000 (the "Base Salary"), payable in cash, adjusted in accordance with Section 4.2 herein. Base Salary shall be paid in regular payroll intervals consistent with payroll policy established by the Company from time to time. Notwithstanding, for the period from January 1, 1998 through March 31, 1998, no cash compensation shall be paid to WALLACE, provided however, the Company shall grant to WALLACE options to purchase 9,000 shares of common stock effective February 25, 1998. The options shall be for a period of five years, shall vest 100% immediately upon issuance and shall have an exercise price equal to the closing sale price of the Company's common stock on February 25, 1998. All other terms of such options shall be as provided in the Company's Employee Stock Option Plan.

                       4.2. COST OF LIVING INCREASE. On each anniversary date of the Commencement Date during the term hereof or any extension, Base Salary shall be increased by the greater of (i) six (6%) percent of then existing Base Salary, or (ii) the percentage increase, if any, of the consumer price index for Urban Wage Earners and Clerical Workers (Greater Metropolitan Miami area; all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor. The Company's Board of Directors shall have the discretion to grant increases in Base Salary in excess of the amounts provided herein.

                       4.3. BONUS. Prior to the commencement of each fiscal year of the Company, the Board of Directors, or its Compensation Committee, if any, shall establish in good faith a reasonable and justifiable incentive bonus plan for WALLACE for such fiscal year. The incentive bonus plan shall provide WALLACE the ability to earn a bonus based upon certain goals and objectives to be established in such incentive bonus plan. Such bonus, if any, shall be payable within thirty (30) days following the completion of the Company's audit for such fiscal year by its independent auditors.



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                       4.4. STOCK OPTIONS. WALLACE shall be eligible from time
to time to receive grants of stock options, under a stock option plan or otherwise, in such amounts and at such times as determined by the Board of Directors or any committee thereof. All options granted to WALLACE (other than the options granted pursuant to Section 4.1) shall:

                                (a) have a minimum term of five (5) years within
which to exercise such options

                                (b) have a vesting schedule of no worse than
twenty-five (25%) percent as of the date of grant and twenty-five (25%) percent on each anniversary date of such grant thereafter.

                                (c) vesting shall be accelerated upon a change
of control of the Company;

                                (d) have an exercise price no greater than the
market price of the underlying securities as of the date of grant; and

                                (e) such other terms and conditions as are
customary for similar types of options.

                       4.5. SEVERANCE PAYMENT. WALLACE shall be entitled to the Severance Payment as calculated below in the event that WALLACE's employment is terminated (i) by the Company without cause; (ii) by WALLACE after a material default by the Company; (iii) by WALLACE after a Change of Control pursuant to
Section 3.7; or (iv) by the Company for any reason after a Change of Control. The Severance Payment shall be an amount equal to the greater of:

                                (a) The sum of (i) Base Salary payments WALLACE
would have received has his employment continued for the remaining term of this Agreement; and (ii) three times any bonus paid to WALLACE in the preceding twelve (12) months prior to termination, including the value of any stock options or stock issued in lieu of cash bonuses; or

                                (b) $500,000.

The Severance Payment shall be paid 100% in cash on the effective date of such termination. In addition to the Severance Payment, WALLACE shall be entitled to all of the benefits and personal perquisites otherwise provided in this Agreement for a period of time which is the greater of (i) the remaining term of this Agreement (if it were not terminated), or (ii) three (3) years (the "Severance Period"). Such benefits shall include, but are not limited to, automobile allowance, health and life insurance and any other benefit WALLACE was receiving at the time of termination. Notwithstanding anything herein to the contrary, reimbursement of expenses as provided in Section 4.6.2 herein is not a benefit during the Severance Period. Any benefit or prerequisite that is payable in cash shall be payable in equal installments on the first day of each month during the Severance Period.

                       4.6. ADDITIONAL BENEFITS.

                                4.6.1. AUTOMOBILE EXPENSES. During the term of
this Agreement and during any Severance Period thereafter, the Company shall pay to WALLACE an automobile expense allowance of $700 per month, net of taxes, which shall be inclusive of all expenses associated with the operation of such automobile, including depreciation, gasoline, insurance, repairs and maintenance.



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                                4.6.2. REIMBURSEMENT OF EXPENSES. WALLACE shall
be reimbursed by the Company, upon presentation of adequate receipts, for all Business expenses which are reasonably incurred by WALLACE in the performance of his duties under this Agreement, including but not limited to travel, cellular phone and similar expenses. All travel expenses shall be incurred in accordance with reasonable policy established by the Board of Directors.

                                4.6.3. PARTICIPATION IN EMPLOYEE BENEFIT PLANS.
WALLACE shall be entitled to participate, subject to eligibility and other terms generally established by the Company's Board of Directors, in any group hospitalization, health, dental care, profit sharing and pension, and other benefit plans, as may be adopted or amended by the Company from time to time as affecting employees of similar status. The Company shall provide health Insurance for WALLACE and his dependents and shall pay all premiums incurred thereby.

               5. REPRESENTATION BY WALLACE. WALLACE hereby represents to the Company that he is in good health, he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental condition which would cause an insurance company to reject an application by WALLACE for life insurance or for accident, sickness or disability insurance. WALLACE represents and warrants that to the best of his knowledge he is not subject to any restrictive covenants under any other agreements prohibiting his performance in full hereunder, or which would subject the Company to any valid claims for tortious interference.

               6. CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

                       6.1. CONFIDENTIALITY. WALLACE shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone without Company's prior written consent any knowledge or information with respect to any aspect of the Business, including but not limited to: the Company's costs; fees or models; physician or patient names; provider names; referral sources; addresses and telephone numbers of patients and referral sources; billing procedures, prices and terms; its business techniques, computer programs and printouts; identity of prospective patients, providers or referral sources; information disclosed by the Company's patients to the Company; or other information concerning the Business or its employees. All information given to WALLACE in connection with his employment shall be considered confidential and proprietary.

                       6.2. OWNERSHIP OF INFORMATION. WALLACE recognizes that all records, patient lists, provider lists, referral lists, material cost data, fees or models, files and correspondence with patients, referral services, physicians and providers of services, computer printouts, contracts, reports, notes, business plans, compilations of other recorded matter, and copies or reproductions thereof, relating to the Company's operations and activities made or received by WALLACE in the course of his employment are the exclusive property of the Company and WALLACE holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing. All of such information which if lost or used by WALLACE outside the scope of his employment could cause irreparable and continuing injury to the Company's Business for which there may not be an adequate remedy at law.

               7. RESTRICTIVE COVENANT. As an inducement to cause the Company to enter into this Agreement, WALLACE covenants and agrees that during his employment and, for a period of one (1) year after he ceases to be employed by the Company, regardless of the manner or cause of termination:

                       7.1. RESTRICTION. WALLACE will not be an employee, agent, director, stockholder or owner (except of not more than a controlling interest in the voting securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any Business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in the provision of services or supplies similar to the Business (a "Competing Business") within fifty (50) miles of any office or center of the Company or any of its subsidiaries existing at the termination of this Agreement (the "Restricted Area").




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                       7.2. SOLICITATION OF BUSINESS. WALLACE will not initiate
any contact with, call upon, solicit business from, sell or render services to any customer of the Company with respect to a Competing Business in the Restricted Area or purchase from any supplier or potential supplier any materials for same and WALLACE shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts.

                       7.3. SOLICITATION OF EMPLOYEES. WALLACE will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for himself or on behalf of any business, firm, corporation, partnership association or proprietorship, initiate contact with or solicit, or directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company, for the purpose of causing said officer, sales person, agent or other employee to terminate employment with the Company for the purpose of obtaining employment by a Competing Business in the Restricted Area.

                       7.4. NON-ENFORCEMENT OF RESTRICTIVE COVENANT:
Notwithstanding anything herein to the contrary, if this Agreement is terminated
(a) by WALLACE as a result of the material breach of this Agreement by the Company, (b) if the Company fails to make any severance payment required herein within ten (10) days after such payment is due, or (c) by WALLACE in accordance with Section 3.7 herein, then in such event the Restrictive Covenants contained in this Section 7 shall thereafter be unenforceable by the Company. Notwithstanding termination of the restrictive covenants, the Company will still be obligated to pay the remaining Severance Payments thereafter due.

               8. ACKNOWLEDGMENT. WALLACE HEREBY ACKNOWLEDGES AND UNDERSTANDS THIS AGREEMENT INHIBITS WALLACE'S ABILITY TO WORK FOR THE SAME OR SIMILAR KIND OF BUSINESS FOR A PERIOD OF ONE (1) YEAR AFTER THE END OF WALLACE's EMPLOYMENT WITH THE COMPANY. WALLACE acknowledges and confirms that the length of the term and geographic restrictions contained in this Agreement are fair and reasonable and not the result of overreaching, duress or coercion of any kind. WALLACE further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause any undue hardships, financial or otherwise and that enforcement of this Agreement will not impair WALLACE's ability to obtain employment commensurate with WALLACE's abilities and on terms fully acceptable to WALLACE. WALLACE acknowledges that WALLACE will be receiving significant information regarding the Business which WALLACE has not previously received and would not receive without being employed by the Company. WALLACE acknowledges and confirms that such information would cause the Company serious injury and loss if used by WALLACE for the benefit of a competitor.

               9. MATERIAL VIOLATION. A violation of Sections 6 or 7 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 11. WALLACE acknowledges that compliance with the provisions of Sections 6 and 7 are necessary to protect the goodwill and proprietary interests of the Company and is a material condition of employment. WALLACE acknowledges and agrees that proof of one such personal solicitation by WALLACE of a patient, referral source, HMO, managed care company, insurance company, supplier or employee, shall constitute absolute and conclusive evidence that WALLACE has substantially and materially breached the provisions of this Agreement.

               10. MATERIAL COVENANTS. It is understood by and between the parties that the foregoing covenants set forth in Sections 6 and 7 are essential elements of this Agreement, and that but for the agreement of WALLACE to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by WALLACE shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action WALLACE may have against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.




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               11. REMEDIES. WALLACE hereby acknowledges, covenants and agrees that in the event of a material default or breach under this Agreement:

                       (a) the Company will suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. WALLACE agrees that in the event of a violation or breach of this Agreement, in addition to any other remedies available to them, the Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without any requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and

                       (b) Any and all of the Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which the Company may have at law or in equity including, but not limited to, the right to monetary damages.

               12. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

               13. ASSIGNMENT. This Agreement shall be non-assignable by either the Company or WALLACE without the written consent of the other party, it being understood that the obligations and performance of this Agreement are personal in nature.

               14. NOTICE. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when (i) hand-delivered, (ii) mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid, or (iii) through a nationally recognized overnight courier, or (iv) via facsimile, to the party at their addresses below:

           WALLACE: 2222 Ponce de Leon Boulevard, 6th Floor Coral Gables, Florida 33134

           The Company:              Renex Corp.
                                     2100 Ponce de Leon Boulevard, Suite 950
                                     Coral Gables, Florida 33134
                                     Attention: James P. Shea, President

           with a copy to:           BRYAN W. BAUMAN, ESQ.
                                     Wallace, Bauman, Fodiman & Shannon, P.A.
                                     2222 Ponce de Leon Boulevard, Sixth Floor
                                     Coral Gables, Florida 33134

or such other address given by such party to the other party at any time hereafter.

               15. ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof.




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               16. AMENDMENT. No amendment, waiver or modification of this
Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

               17. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

               18. WAIVER. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

               19. CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions of this Agreement.

               20. ATTORNEYS' FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.

               21. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                           RENEX CORP., a Florida corporation

                                           By:
                                              ---------------------------------
                                                  JAMES P. SHEA, President



                                           ------------------------------------
                                                      MILTON J. WALLACE




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